REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549

                                    FORM S-3

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                      NEW ENGLAND BUSINESS SERVICE, INC.
           (Exact name of registrant as specified in its charter)

                                    Delaware
       (State or other jurisdiction of incorporation or organization)

                                   04-2942374
                     (I.R.S. Employer Identification No.)

                                500 Main Street
                          Groton, Massachusetts  01471
                                (508) 448-6111
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                               John F. Fairbanks
                         VP, Chief Financial Officer
                      New England Business Service, Inc.
                               500 Main Street
                          Groton, Massachusetts  01471
                               (508) 448-6111
        (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:

                           Terrence W. Mahoney, Esq.
                  Hill & Barlow, a Professional Corporation
                            One International Place
                          Boston, Massachusetts  02110
                                 (617) 428-3000

Approximate date of commencement of proposed sale to the public:  May 9, 1997

	If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.  [   ]

	If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

	If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ] __________

	If this Form is a post-effective amendment filed pursuant to
Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.  [   ] __________

	If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.  [   ]

                      CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                               Proposed      Proposed
 Title of                      maximum       maximum
  shares                       aggregate     aggregate       Amount of
  to be        Amount to be    price per     offering        registration
registered     registered      unit*         price*          fee
-------------------------------------------------------------------------------
Common         365,217         $27.0625      $9,883,685.06   $2,995.06
Stock
($1.00 par
value)
-------------------------------------------------------------------------------
*Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457 upon the basis of the average of the high and low prices of the registrant's Common Stock as reported in the consolidated reporting system of the New York Stock Exchange on April 28, 1997.

	The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.

<PAGE

                                    PROSPECTUS
                                    ----------
                      NEW ENGLAND BUSINESS SERVICE, INC.
                                  365,217 Shares
                                        of
                                   Common Stock
                            (Par Value $1.00 Per Share)

	THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	The shares of Common Stock being offered hereby (the "Shares") are being sold for the account of a stockholder (the "Selling Stockholder") of New England Business Service, Inc. (the "Company"). The Company will not receive any of the proceeds from the sale of the Shares. The last price of the Company's Common Stock as reported by the New York Stock Exchange on April 28, 1997 was $26.75 per share.

	The Selling Stockholder has advised the Company (1) that he proposes that the Shares to be offered hereby be offered for sale and sold or distributed, from time to time, by the Selling Stockholder, or by pledgees, donees, transferees or other successors in interest, on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions; (2) that such sales or distributions may be made by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) in negotiated transactions; or (f) through other means; and (3) that no sales or distributions other than as described in (2)(a) through 2(e) above will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to the sale. In certain cases, such brokers or dealers, any other participating brokers and dealers, and the Selling Stockholder may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities
Act of 1933, as amended. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company has entered into an indemnification agreement with the Selling Stockholder.
See section entitled "The Selling Stockholder".

	Normal commission expenses and brokerage fees are payable individually by the Selling Stockholder. Expenses of issuance and distribution, other than commissions, estimated at $15,000.00 will be borne by the Company.

               The date of this Prospectus is May 5, 1997

                              AVAILABLE INFORMATION

	The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, as well as proxy and information statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, DC, at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, and at certain of its Regional Offices, as follows:

New York Regional Office                         Chicago Regional Office
7 World Trade Center                             7 World Trade Center
Suite 1300                                       Suite 1400
New York, New York  10048                        Chicago, Illinois  60661

Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549.

	The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The address of such site is: http://www.sec.gov.

	The Common Stock of the Company is listed on the New York Stock Exchange. Reports, proxy and information statements, and other information concerning the Company can be inspected at such exchange.
                  _____________________________________

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

	The following documents have been filed by the Company with the Commission (File No. 1-11427) and are incorporated herein by reference:
(i) the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended September 28, 1996 and December 28, 1996; (iii) the Company's Current Reports on Form 8-K, filed on September 20, 1996, October 31, 1996 and April 15, 1997; and (iv) the description of the Company's capital stock contained in the Company's Registration Statement under Section 12(b) of the Exchange Act on Form 8-A, filed on October 31, 1977, including any amendment or reports filed for the purpose of updating such description.

	All documents filed by the Company subsequent to the filing of the Registration Statement of which this Prospectus is a part, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus.

	The Company shall, upon written or oral request by a person, including any beneficial owner, to whom this Prospectus is delivered, provide without charge to such person a copy of any and all of the information that has been incorporated by reference in this Prospectus
(not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such requests should be directed to New England Business Service, Inc., 500 Main Street, Groton, Massachusetts 01471, Attn: VP, Chief Financial Officer (telephone
(508) 448-6111).

                                  THE COMPANY

	The Company is a corporation founded in 1952, incorporated in Massachusetts in 1955 and reincorporated by merger in Delaware in 1986 that designs and produces business forms and related printed products and distributes packaging, shipping, warehouse supplies, software and other products through mail order, direct sales and dealers to small businesses throughout the United States, Canada, the United Kingdom and France. The Company's principal executive offices are located at 500 Main Street, Groton, Massachusetts 01471 (telephone (508) 448-6111).

                            THE SELLING STOCKHOLDER

	The shares being offered hereby were acquired by the Selling Stockholder, Theodore Pasquarello, pursuant to an Asset Purchase
Agreement dated March 31, 1997 by which the Company acquired all of the assets of Chiswick Trading, Inc. ("Chiswick"), a Massachusetts corporation having its principal place of business at 33 Union Avenue, Sudbury, Massachusetts 01776 (the "Acquisition"). The Selling
Stockholder is and has been for more than the past three years a director, president and the sole stockholder of Chiswick, and is and has been since March 31, 1997 an Executive Vice President of the Company and
President of the Company's Chiswick division. As of the date hereof, the Selling Stockholder is the beneficial owner of 365,217 shares (approximately 2.8%) of the Company's outstanding Common Stock, par value $1.00, all of which are being offered hereby.

	The Company has entered into an agreement with the Selling Stockholder providing for indemnification of the Selling Stockholder by the Company under certain circumstances.

                                  LEGAL MATTERS

	The legality of the Shares offered by this Prospectus has been passed upon by Hill & Barlow, a Professional Corporation,
One International Place, Boston, Massachusetts 02110.

                                    EXPERTS

	The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 29,
1996, have been audited by Deloitte & Touche LLP independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS
                    ______________________________________

Item 14.  Other Expenses of Issuance and Distribution.

The following is a reasonably itemized statement of all expenses, other than commissions, in connection with the issuance and distribution of the Shares:

SEC Registration Fee                                      $2,995
Cost of Printing                                               0
Legal Fees and Expenses                                    1,500*
Accounting Fees and Expenses                              10,000*
Miscellaneous                                                505*
                                                         --------
Total                                                    $15,000*
                                                         ========
All of these expenses will be borne by the Company.

*	Estimated


Item 15.  Indemnification of Directors and Officers.

	Section 145 of the General Corporation Law of the State of
Delaware provides for indemnification of officers and directors subject to certain limitations. The general effect of such law is to empower a corporation to indemnify any of its officers and directors against certain expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with certain actions, suits or proceedings (threatened, pending or completed) if the person to be indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceedings, if he had no reasonable cause to believe his conduct was unlawful. The Company's by-laws provide that it shall indemnify its officers and directors to the extent permitted by law.

	The Company maintains insurance under which the insurers will reimburse the Company for amounts which it has paid to its directors, officers and certain other employees by way of indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities which are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions.

	In addition, the Company has agreed to indemnify the Selling Stockholder under certain circumstances relating to the Acquisition and to this Registration Statement. The Selling Stockholder has agreed to indemnify the directors and officers of the Company who have signed this Registration Statement under certain circumstances.

Item 16.  Exhibits.

	See Exhibit Index.

Item 17.  Undertakings.

	A.	The undersigned registrant hereby undertakes:

		(1)	To file, during any period in which offers or sales are
being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

		(2)	That, for the purpose of determining any liability
under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

		(3)	To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	B.	The undersigned registrant hereby undertakes that, for
purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	C.	Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Groton, The Commonwealth of Massachusetts, on May 5, 1997.

                                      NEW ENGLAND BUSINESS SERVICE, INC.
                                      ----------------------------------
                                      (Registrant)

                                      By:  /s/ John F. Fairbanks
                                           ---------------------
                                           John F. Fairbanks,
                                           VP, Chief Financial Officer

<PAGE


                                POWER OF ATTORNEY

	Each person whose signature appears below constitutes and appoints Robert J. Murray, John F. Fairbanks, Terrence W. Mahoney and each of them singly his or her lawful attorneys with full power to them and each of them singly to sign for him or her in his or her name in the capacity indicated below this registration statement on Form S-3 (and any and all amendments hereto), hereby ratifying and confirming his signature as it may be signed by his or her said attorneys to this registration statement (and any and all amendments hereto).

	Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                  Title                            Date
---------                  -----                            ----

/s/ Robert J. Murray       President and Chief              May 5, 1997
-----------------------    Executive Officer
Robert J. Murray           (principal executive
                           officer), Director

/s/ John F. Fairbanks      VP, Chief Financial              May 5, 1997
-----------------------    Officer
John F. Fairbanks          (principal accounting
                           officer)

/s/ Richard H. Rhoads      Director                         May 5, 1997
-----------------------
Richard H. Rhoads

                           Director                         May 5, 1997
-----------------------
Peter A. Brooke

/s/ Robert L. Gable        Director                         May 5, 1997
-----------------------
Robert L. Gable

/s/ Benjamin H. Lacy       Director                         May 5, 1997
-----------------------
Benjamin H. Lacy

/s/ Herbert W. Moller      Director                         May 5, 1997
-----------------------
Herbert W. Moller

/s/ Jay R. Rhoads, Jr.     Director                          May 5, 1997
------------------------
Jay R. Rhoads, Jr.

/s/ Brian E. Stern         Director                          May 5, 1997
------------------------
Brian E. Stern

                                EXHIBIT INDEX

	Certain of the following exhibits (those marked with an asterisk) are filed herewith. The remainder of the exhibits have heretofore been filed with the Commission and are incorporated herein by reference.
Inapplicable items have been omitted.

Exhibit        Title
---------      ----------------------------------------------------------

4.1             Certificate of Incorporation of the Company (incorporated by reference to the Company's Current Report on Form 8-K dated October 31, 1986)

4.2             Certificate of Merger of New England Business Service, Inc.
               (a Massachusetts corporation) and the Company, dated October 24, 1986, amending the Certificate of Incorporation of the Company by adding Articles 14 and 15 thereto (incorporated by reference to the Company's Current Report on Form 8-K dated October 31,
               1986).

4.3 Certificate of Designations, Preferences and Rights of Series A Participating Preferred Stock of the Company, dated October 27, 1989 (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed September 15, 1995).

4.4 By-Laws of the Company, as amended (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1995, filed February 8, 1996).

4.5 Specimen stock certificate for shares of Common Stock, par value $1.00 per share, of the Company (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed September 15, 1995).

4.6 Amended and Restated Rights Agreement, dated as of October 27, 1989 as amended as of October 20, 1994, between the Company and The First National Bank of Boston, National Association, as rights agent, including as Exhibit B the forms of Rights Certificate Election to Exercise (incorporated by reference to Exhibit 4 of the Company's Current Report on Form 8-K dated October 25, 1994).

5.1*           Opinion of Hill & Barlow, a Professional Corporation.

23.1* Consent of Hill & Barlow, a Professional Corporation (included in Exhibit 5.1).

23.2*          Consent of Deloitte & Touche LLP.

24.1*          Power of Attorney (included above at page II-5).

<PAGE



                                                             Exhibit 5.1
                                  HILL & BARLOW,
                           a Professional Corporation
                             One International Place
                           Boston, Massachusetts 02110
                                 (617) 428-3000

TERRENCE W. MAHONEY
DIRECT LINE:  617-428-3306
TMAHONEY@HILLBARLOW.COM
                                                May 5, 1997

New England Business Service, Inc.
500 Main Street
Groton, MA  01471

Ladies and Gentlemen:

     We have acted as counsel for New England Business Service, Inc., a Delaware corporation (the "Company"), with respect to the issuance of 365,217 shares (the "Shares") of the Company's common stock, $1.00 par value per share, in connection with the acquisition of Chiswick Trading, Inc.

     We have assisted you in the preparation of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the offering of the Shares by the Selling Stockholder named therein.

     We have made such examination of law and have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have considered relevant and necessary for the opinions hereinafter set forth.

     Based on the foregoing, we express the following opinions:

     1. The issuance of the Shares has been duly authorized by all necessary corporate action of the Company.

	2.   The Shares are validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                        Very truly yours,
                                        HILL & BARLOW,
                                        a Professional Corporation


                                        /s/ Terrence W. Mahoney
                                        ------------------------------
                                        Terrence W. Mahoney,
                                        a Member of the Firm


<PAGE

                                                          Exhibit 23.2

Consent of Deloitte & Touche LLP
[Deloitte & Touche  LLP Letterhead]


INDEPENDENT AUDITORS' CONSENT


	We consent to the incorporation by reference in this Registration Statement of New England Business Service, Inc. on Form S-3 of our reports dated July 26, 1996 appearing in and incorporated by reference in the Annual report on Form 10-K of New England Business Service, Inc. for the year ended June 29, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
--------------------------------
Deloitte & Touche LLP
May 5, 1997